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                                                                    EXHIBIT 99.7



                            FORM OF OPTION AGREEMENT



    Agreement dated as of April __, 1995, among Richard Geary ("Geary"), William
L. Grewcock ("Grewcock"), and Walter Scott, Jr. ("Scott").



    1. Peter Kiewit Sons', Inc. ("PKS") has announced that it may distribute all of the shares of capital stock of MFS Communications Company, Inc. ("MFS") owned by it to the holders of PKS Class D Stock (the "Spin-off").



    2. In the event the Spin-off is consummated, Geary shall have the right, exercisable at any time during the six-month period beginning on the date on which the Spin-off is consummated (the "Spin Date"), to sell to Grewcock and Scott all, but not less than all, of the shares of MFS Common Stock and MFS Preferred Stock received by Geary in connection with the Spin-off (the "Put Right").



    3. The purchase price (the "Purchase Price") per share for the shares to be sold shall be, in the case of MFS Common Stock, the lowest of (i) the closing price of the MFS Common Stock on the Spin Date, (ii) the closing price of the MFS Common Stock on the date on which the Exercise Notice (defined below) is delivered and (iii) $35.00 and, in the case of the MFS Preferred Stock, $1.00 per share.



    4. To exercise the Put Right, Geary shall provide written notice to Grewcock and Scott, setting forth the number of shares of MFS Common Stock and MFS Preferred Stock he proposes to sell pursuant to paragraph 2 above (the "Exercise Notice").



    5. If Geary exercises the Put Right, unless otherwise agreed between Geary and Scott, Grewcock and Scott shall each pay 50% of the Purchase Price and shall each be entitled to receive 50% of the shares being sold hereunder. Such Purchase Price shall be paid within fifteen business days of the date on which Geary delivers the Exercise Notice by wire transfer to an account specified by Geary. On such date, Geary shall deliver to Grewcock and Scott certificates representing all of the shares sold hereunder, duly endorsed or accompanied by appropriate stock powers.

                                          ______________________________________

                                          Richard Geary

                                          ______________________________________

                                          William L. Grewcock

                                          ______________________________________

                                          Walter Scott, Jr.